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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of McKesson Corporation ("McKesson") on Amendment No. 1 to Form S-3 of our reports dated May 13, 1996 (December 31, 1996 as to Notes 8 and 17) on McKesson's consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company's method of accounting for post employment benefits to conform with Statement of Financial Accounting Standards No. 112) and our report dated May 13, 1996 (December 31, 1996 as to Notes 8 and 17) on McKesson's consolidated supplementary financial schedule, both such reports appearing in the Annual Report on Form 10-K/A of McKesson Corporation for the year ended March 31, 1996, and our report on FoxMeyer Corporation's consolidated financial statements dated June 28, 1996 (March 18, 1997 as to paragraph seven of Note Q), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the principal assets of FoxMeyer Corporation and its Chapter 7 bankruptcy filing, appearing in the Current Report on Form 8-K/A of McKesson Corporation filed with the Securities and Exchange Commission on April 28, 1997. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
Dallas, Texas

June 18, 1997